                                                                   Exhibit 12.01

                TRAVELERS PROPERTY CASUALTY CORP AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (In millions of dollars, except for ratio)


                                                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                                               JUNE 30,                    JUNE 30,
                                                          2001          2000          2001          2000
                                                          ----          ----          ----          ----
Income before federal income taxes and cumulative
    effect of changes in accounting principles           $  491        $  498        $1,194        $  942
Interest                                                     31            33            64            67
Portion of rentals deemed to be interest                     11             9            22            21
                                                         ------        ------        ------        ------
Earnings available for fixed charges                     $  533        $  540        $1,280        $1,030
                                                         ======        ======        ======        ======

Fixed charges:
     Interest                                            $   31        $   33        $   64        $   67
     Portion of rentals deemed to be interest                11             9            22            21
                                                         ------        ------        ------        ------
     Total fixed charges                                 $   42        $   42        $   86        $   88
                                                         ======        ======        ======        ======

Ratio of earnings to fixed charges                       12.69x        12.86x        14.88x        11.70x
                                                         ======        ======        ======        ======

The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.